Exhibit 99.2

NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31
In Thousands Except Share Data	2003	2002
Assets:
Cash and due from banks	$558,313	517,295
Time deposits in other banks	64,174	12,276
Federal funds sold and other short-term investments	129,722	73,186
Investment securities:
Available for sale (amortized cost of $5,220,555 and $4,693,316)	5,238,429	4,777,009
Held to maturity (market values of $1,375,484 and $953,294)	1,380,571	925,652
Trading account securities	280,649	116,954
Loans	13,250,080	12,923,940
Less allowance for loan losses	170,452	163,424

Net loans	13,079,628	12,760,516

Bank owned life insurance	241,481	227,051
Investment in First Market Bank, FSB	32,527	27,997
Premises and equipment	266,401	257,676
Goodwill	1,085,565	1,077,118
Core deposit intangibles	172,658	236,916
Other assets	486,798	462,470

Total assets	$23,016,916	21,472,116

Liabilities:
Deposits:
Demand (noninterest-bearing)	$2,602,026	2,241,833
Savings, NOW and money market accounts	5,878,002	5,666,407
Jumbo and brokered certificates of deposit	2,206,736	1,723,548
Time deposits	4,862,823	4,862,946

Total deposits	15,549,587	14,494,734
Short-term borrowed funds	1,671,908	1,452,764
Federal Home Loan Bank advances	2,301,191	2,106,474
Trust preferred securities and long-term debt	277,996	296,707
Other liabilities	435,048	439,005

Total liabilities	20,235,730	18,789,684

Stockholders’ equity:
Serial preferred stock. Authorized 5,000,000 shares; none issued	—	—
Common stock of $2 par value. Authorized 400,000,000 shares; 205,136,649 and 205,408,183 shares issued	410,273	410,816
Additional paid-in capital	1,738,157	1,753,241
Retained earnings	627,406	467,641
Accumulated other comprehensive income	5,350	50,734

Total stockholders’ equity	2,781,186	2,682,432

Total liabilities and stockholders’ equity	$23,016,916	21,472,116

Commitments and contingencies (note 17)

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31
In Thousands Except Per Share Data	2003	2002	2001
Interest income:
Interest and fees on loans	$760,855	861,288	945,628
Interest and dividends on investment securities:
U.S. Treasury	1,038	2,180	2,892
U.S. government agencies and corporations	231,416	215,928	191,528
States and political subdivisions (primarily tax-exempt)	5,627	7,054	9,084
Equity and other securities	50,390	40,792	66,527
Interest and dividends on trading account securities	2,842	2,274	3,134
Interest on time deposits in other banks	872	372	1,257
Interest on federal funds sold and other short-term investments	1,096	609	2,815

Total interest income	1,054,136	1,130,497	1,222,865

Interest expense:
Deposits	210,687	275,759	429,623
Short-term borrowed funds	18,217	17,817	39,066
Federal Home Loan Bank advances	77,473	93,492	97,838
Trust preferred securities and long-term debt	8,249	9,823	5,225

Total interest expense	314,626	396,891	571,752

Net interest income	739,510	733,606	651,113
Provision for loan losses	48,414	32,344	29,199

Net interest income after provision for loan losses	691,096	701,262	621,914

Other income:
Service charges on deposit accounts	168,256	159,402	121,450
Other service charges and fees	36,930	38,381	36,703
Broker/dealer revenue	95,532	75,645	68,006
Asset management	56,800	50,916	51,184
Mortgage banking income	46,701	8,449	2,371
Equity earnings from First Market Bank, FSB	4,530	3,447	2,216
Other	33,113	32,801	28,248
Gain on branch sales	9,110	—	—
Investment securities gains, net	3,750	11,502	6,635

Total other income	454,722	380,543	316,813

Other expenses:
Personnel	310,066	273,985	241,490
Occupancy	54,338	48,486	37,302
Equipment	30,305	28,188	24,166
Goodwill amortization	—	—	48,240
Core deposit intangibles amortization	61,356	69,930	58,775
First Mercantile litigation	20,695	—	—
Employment contract terminations	15,699	—	—
Debt retirement/prepayment penalties (gains)	31,661	(400)	—
Conversion/merger expenses	—	4,940	11,364
Other	200,319	182,654	158,706

Total other expenses	724,439	607,783	580,043

Income before income taxes	421,379	474,022	358,684
Income taxes	134,614	150,412	133,388

Net income from continuing operations	286,765	323,610	225,296
Discontinued operations – merchant processing, net of tax expense of $13,412	24,909	—	—

Net income	$311,674	323,610	225,296

Earnings from continuing operations per common share:
Basic	$1.40	1.57	1.10
Diluted	1.39	1.55	1.09

Earnings per common share:
Basic	1.52	1.57	1.10
Diluted	1.51	1.55	1.09

Weighted average shares outstanding:
Basic	204,864	205,933	204,972
Diluted	206,368	208,144	207,484

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and

Comprehensive Income

Years Ended December 31, 2003, 2002 and 2001

In Thousands Except Per Share Data	Number of Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance January 31, 2001	205,246,098	$410,492	1,765,723	165,829	22,794	2,364,838

Net income	—	—	—	225,296	—	225,296
Other comprehensive loss —
Unrealized loss on securities, net of deferred tax benefit of $5,217	—	—	—	—	(10,050)	(10,050)

Total comprehensive income						215,246
Restricted stock transactions, net	26,159	52	2,769	—	—	2,821
Stock options exercised, net of shares tendered	1,658,120	3,316	21,022	—	—	24,338
Common stock issued in acquisitions	2,384,695	4,769	61,727	—	—	66,496
Purchase and retirement of shares	(4,255,132)	(8,510)	(93,702)	—	—	(102,212)
Other transactions, net	(1,227)	(2)	(1,411)	55	—	(1,358)
Cash dividends ($.56 per share)	—	—	—	(114,838)	—	(114,838)

Balance December 31, 2001	205,058,713	410,117	1,756,128	276,342	12,744	2,455,331

Net income	—	—	—	323,610	—	323,610
Other comprehensive gain —
Unrealized gain on securities, net of deferred tax expense of $24,115	—	—	—	—	37,892	37,892
Change in minimum pension liability, net of deferred tax expense of $63	—	—	—	—	98	98

Total comprehensive income						361,600
Restricted stock transactions, net	5,115	10	2,488	—	—	2,498
Stock options exercised, net of shares tendered	2,256,614	4,514	37,238	—	—	41,752
Common stock issued in acquisitions	610,998	1,222	13,637	—	—	14,859
Purchase and retirement of shares	(2,356,900)	(4,714)	(53,020)	—	—	(57,734)
Other transactions, net	(166,357)	(333)	(3,230)	—	—	(3,563)
Cash dividends ($.64 per share)	—	—	—	(132,311)	—	(132,311)

Balance December 31, 2002	205,408,183	410,816	1,753,241	467,641	50,734	2,682,432
Net income	—	—	—	311,674	—	311,674
Other comprehensive loss —
Unrealized loss on securities, net of deferred tax benefit of $25,854	—	—	—	—	(39,625)	(39,625)
Unrealized loss on hedging instruments, net of deferred tax benefit of $3,344	—	—	—	—	(5,017)	(5,017)
Change in minimum pension liability, net of deferred tax benefit of $495	—	—	—	—	(742)	(742)

Total comprehensive income						266,290
Restricted stock transactions, net	42,092	84	1,490	—	—	1,574
Stock options exercised, net of shares tendered	1,545,388	3,091	23,551	—	—	26,642
Purchase and retirement of shares	(1,892,964)	(3,786)	(39,919)	—	—	(43,705)
Other transactions, net	33,950	68	(206)	—	—	(138)
Cash dividends ($.74 per share)	—	—	—	(151,909)	—	(151,909)

Balance December 31, 2003	205,136,649	$410,273	1,738,157	627,406	5,350	2,781,186

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31
In Thousands	2003	2002	2001
Operating activities:
Net income	$311,674	323,610	225,296
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, amortization and accretion, net	119,287	103,870	105,216
Provision for loan losses	48,414	32,344	29,199
Investment securities gains	(3,750)	(11,502)	(6,635)
Deferred income taxes	(52,766)	2,332	20,407
Origination or purchase of loans held for sale	(7,658,420)	(2,113,181)	(504,812)
Sales of loans held for sale	7,876,367	1,926,673	401,413
Loss (gain) on debt retirement/prepayment penalties	31,661	(400)	—
Tax benefit from exercise of stock options	6,793	11,945	9,015
Changes in:
Trading account securities	(163,695)	80,260	(122,797)
Other assets	41,020	31,422	(220,870)
Other liabilities	25,459	(96,177)	(6,222)
Other operating activities, net	(3,686)	(317)	3,297

Net cash provided (used) by operating activities	578,358	290,879	(67,493)

Investing activities:
Proceeds from:
Maturities and issuer calls of investment securities held to maturity	440,181	584,014	1,213,809
Sales of investment securities available for sale	1,705,236	1,644,596	152,760
Maturities and issuer calls of investment securities available for sale	2,428,172	2,416,515	1,352,900
Purchases of:
Investment securities held to maturity	(858,160)	(607,717)	(92,720)
Investment securities available for sale	(4,067,751)	(4,115,114)	(2,585,766)
Premises and equipment	(40,399)	(37,643)	(22,702)
Net originations of loans	(1,279,559)	(241,902)	(309,591)
Net cash paid on branch sales	(114,035)	—	—
Net cash paid in business combinations	—	(321,602)	(21,616)

Net cash used by investing activities	(1,786,315)	(678,853)	(312,926)

Financing activities:
Net increase in deposit accounts	1,188,896	527,306	73,803
Net increase (decrease) in short-term borrowed funds	219,144	186,948	(85,329)
Net increase (decrease) in Federal Home Loan Bank advances	163,209	(201,256)	513,901
Net decrease in long-term debt	(37,982)	(3,564)	(7,276)
Issuance of trust preferred securities	—	—	200,000
Issuances of common stock from exercise of stock options, net	20,027	27,707	15,595
Purchase and retirement of common stock	(43,705)	(57,734)	(102,212)
Other equity transactions, net	(271)	(785)	(272)
Cash dividends paid	(151,909)	(132,311)	(114,838)

Net cash provided by financing activities	1,357,409	346,311	493,372

Net increase (decrease) in cash and cash equivalents	149,452	(41,663)	112,953
Cash and cash equivalents at beginning of year	602,757	644,420	531,467

Cash and cash equivalents at end of year	$752,209	602,757	644,420

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the year	$325,411	402,008	595,423
Income taxes paid during the year	175,097	156,435	103,675

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation The consolidated financial statements include the accounts and results of operations of National Commerce Financial Corporation (“NCF”) and its subsidiaries. NCF is a bank holding company that provides diverse financial services through a regional network of banking affiliates and a national network of nonbanking affiliates.

NCF has two wholly owned banking subsidiaries (collectively, the “Subsidiary Banks”). National Bank of Commerce (“NBC”) is NCF’s principal subsidiary. The Subsidiary Banks provide a full range of banking services to individual and corporate customers through their branch networks based in Tennessee, Mississippi, Arkansas, Georgia, North Carolina, South Carolina, Virginia and West Virginia. Neither NCF nor its Subsidiary Banks have active foreign operations. NCF believes that there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or nonperformance would materially affect NCF’s results. Products and services offered to customers include traditional banking services such as accepting deposits; making secured and unsecured loans; renting safety deposit boxes; performing trust functions for corporations, employee benefit plans and individuals; and providing certain insurance and brokerage services. The Subsidiary Banks are subject to competition from other financial entities and are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory agencies.

NCF has two business segments: traditional banking and financial enterprises. The financial enterprises segment is comprised of trust services and investment management, transaction processing, retail banking consulting/in-store licensing and broker/dealer activities. Many of these services are offered nationally.

Accounting Research Bulletin No. 51 (“ARB 51”), Consolidated Financial Statements, requires a company’s consolidated financial statements to include subsidiaries in which the company has a controlling financial interest. This requirement usually has been applied to subsidiaries in which a company has a majority voting interest. Investments in companies in which a company controls operating and financing decisions (principally defined as owning a voting or economic interest greater than 50 percent) are consolidated. Investments in companies in which the company has significant influence over operating and financing decisions (principally defined as owning a voting or economic interest of 20 percent to 50 percent) and limited partnership investments are generally accounted for by the equity method of accounting. These investments are normally included in other assets and the company’s proportionate share of income or loss is included in other noninterest income.

The voting interest approach defined in ARB 51 is not applicable in identifying controlling financial interests in entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. In such instances, FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, indicates when a company should include in its financial statements the assets, liabilities and activities of another entity. In general, a variable interest entity (“VIE”) is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities or entitles it to receive a majority of the entity’s residual returns or both. A company that consolidates a VIE is called the primary beneficiary of that entity.

NCF uses special-purpose entities (SPEs), primarily statutory business trusts, to diversify its funding sources. SPEs are not operating entities, generally have no employees, and usually have a limited life. The basic SPE structure involves NCF transferring assets to the SPE. The SPE funds the purchase of those assets by issuing asset-backed securities to investors. The legal documents governing the SPE describe how the cash received on the assets held in the SPE must be allocated to the investors and other parties that have rights to these cash flows. NCF structures these SPEs to be bankruptcy remote, thereby insulating investors from the impact of the creditors of other entities, including the transferor of the assets.

Where NCF is a transferor of assets to an SPE, the assets sold to the SPE are no longer recorded on the balance sheet and the SPE is not consolidated when the SPE is a qualifying special-purpose entity (“QSPE”). Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, provides specific criteria for determining when an SPE meets the definition of a QSPE. In determining whether to consolidate nonqualifying SPEs where assets are legally isolated from NCF’s creditors, NCF considers such factors as the amount of third-party equity, the retention of risks and rewards, and the extent of control available to third parties. NCF created two statutory business trusts which each issued a series of trust preferred securities. Both business trusts meet the applicable QSPE criteria under Statement No. 140, and accordingly, are not consolidated on the balance sheet as of December 31, 2003. Further discussion regarding these business trusts is included in Note 11.

Financial Statement Presentation NCF’s accounting and reporting polices are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and they conform to general practices within the applicable industries. All significant intercompany transactions and accounts are eliminated in consolidation.

In the preparation of the consolidated financial statements in conformity with GAAP, management makes a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reporting of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of intangibles and goodwill; allowance for loan losses; deferred income tax assets; valuation of derivative instruments and assets and obligations related to employee benefits. Actual results could differ from those estimates.

Certain amounts for prior years have been reclassified to conform to the 2003 presentation.

Cash and Cash Equivalents NCF considers time deposits in other banks, federal funds sold and other short-term investments to be cash equivalents.

Securities Securities are classified at their purchase date as trading account securities, securities available for sale or investment securities held to maturity, based on management’s intention. Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. The amortized cost of the specific securities sold is used to compute gains or losses from the sale of securities.

Trading account securities consist of securities inventories held for the purpose of brokerage activities and are carried at fair value with changes in fair value included in earnings. Broker/dealer revenue includes the effects of adjustments to market values of trading account securities. Interest on trading account securities is recorded in interest income.

Securities available for sale are carried at fair value. Unrealized gains or losses are excluded from earnings and reported in other comprehensive income as a separate component of stockholders’ equity.

Investment securities that NCF has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

Loan Portfolio The loan portfolio is comprised of: commercial, financial and agricultural; real estate-construction; real estate-mortgage; consumer, revolving credit accounts and leases. The lease portfolio includes rolling stock such as automobiles, trucks and trailers as well as a broadly diversified base of equipment.

A loan is considered to be impaired when, based on current information, it is probable that NCF will not receive all amounts due in accordance with the contractual terms of the loan agreement.

Interest income on loans is recorded on the accrual basis. Loan origination fees and direct origination costs are amortized as an adjustment to the yield over the term of the loan.

Accrual of interest on loans (including impaired loans) is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Consumer and other retail loans are typically charged-off no later than 120 days past due. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. Interest accrued but not collected on loans that are placed on nonaccrual or are charged-off is reversed against interest income. Subsequent interest collected is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses The allowance for loan losses is maintained at a level considered appropriate by management to provide for probable loan losses inherent in the loan portfolio as of the date of the consolidated financial statements. The evaluation of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

The allowance is comprised of specific loan loss allocations, nonaccrual and classified loan allocations, and general allocations by loan type for all other loans. Specific loan loss allocations are determined for significant credits where management believes that a risk of loss exists. The unallocated component of the allowance represents the estimated probable losses inherent in the portfolio that are not fully captured in either the specific loan loss allocation or nonaccrual and classified loan allocations. The amount of unallocated allowance was based on the results of analyses including industry, borrower or collateral concentrations, the risk inherent in the loss estimation process for pools of loans and the estimated effect of general economic conditions. Due to the subjectivity involved in the determination of the unassigned portion of the allowance for loan losses, the relationship of the unallocated component to the total allowance for loan losses may fluctuate from period to period. Management evaluates the balance of the allowance for loan losses based on the combined total of the allocated and unallocated components.

NCF believes it has developed appropriate policies and processes for the determination of an allowance for loan losses that reflects its assessment of credit risk after consideration of known relevant facts. Depending on changes in circumstances, future adjustments to the allowance may be necessary if economic conditions, particularly in the Subsidiary Banks’ markets, differ substantially from the assumptions used by management. Additionally, bank regulatory agency examiners periodically review the loan portfolio and may require the Subsidiary Banks to charge-off loans and/or increase the allowance for loan losses to reflect their assessment of the collectibility of loans based on available information at the time of their examination. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

Mortgage Banking NCF originates and purchases mortgage loans with the intent to sell the loans to investors. Loans held for sale are recorded at the lower of aggregate cost or fair value, except if the loans are designated as a hedge under Statement No. 133, Accounting for Derivatives and Hedging Activities, in which case the loans are recorded at fair value. The lower of cost or fair value is determined on an aggregate loan basis. Mortgage servicing rights are amortized over the estimated life of the asset using a method that approximates the interest method.

NCF sells and has securitized residential mortgage loans. When NCF sells receivables in securitizations of loans, it retains interest-only strips, one or more subordinated tranches, servicing rights, and in some cases a cash reserve account, all of which are retained interests in the securitized receivables. Retained interests are initially recorded at their allocated carrying amounts based on the relative fair value of assets sold and retained. Retained interests in debt securities are subsequently carried at fair value based on quoted market prices. Servicing fees are recorded in noninterest income.

Mortgage banking income includes servicing fees, gains from selling originated mortgages, ancillary servicing income and gains and losses on sales to the secondary market.

Derivatives and Hedging Activities NCF utilizes a variety of financial instruments to manage various financial risks. The instruments, commonly referred to as derivatives, primarily consist of interest rate swaps, caps, floors, collars, financial forwards and futures contracts and options written and purchased. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. NCF uses derivatives primarily to hedge loans, forecasted sales of mortgage loans, long-term debt and to facilitate transactions on behalf of its customers.

Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties or are a measure of financial risk. NCF classifies its derivative financial instruments as either (1) a hedge of an exposure to changes in the fair value of a recorded asset or liability (“fair value hedge”), (2) a hedge of an exposure to changes in the cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”), or (3) derivatives not designated as hedges. If the derivative is a qualified fair value hedge, changes in fair value of the derivatives that have been highly effective as hedges are recognized in current period earnings along with the corresponding changes in the value of the designated hedged item attributable to the risk being hedged. If the derivative is a qualified cash flow hedge, the effective portion of changes in the value of the derivatives that have been highly effective are recognized in other comprehensive income until the related cash flows from the hedged item are recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

NCF records derivatives at fair value on the Consolidated Balance Sheets. Derivatives that are not hedges are adjusted to fair value through earnings. Derivative contracts are accounted for on the accrual basis and the net interest differential, including premiums paid, if any, are recognized as an adjustment to the item specifically designated as being hedged at the start of the agreement. NCF formally documents its risk management objectives and strategies for undertaking various hedge transactions at the inception of the transaction. NCF uses discounted cash flow analysis at the hedge’s inception and quarterly thereafter to assess whether the derivative used in its hedging transaction is expected to be or has been highly effective in offsetting changes in the fair value or cash flows of the hedged items. NCF discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value in earnings. A highly effective hedging relationship is one in which NCF achieves offsetting changes in fair value or cash flows between 80 percent and 120 percent for the risk being hedged. The related amount payable or receivable from counterparties is included in “other assets” or “other liabilities” on the Consolidated Balance Sheet.

If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Similarly, if a derivative instrument in a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other comprehensive income are reclassified into earnings in the same period during which the hedged item affects income.

Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation and amortization. Purchased software and costs of computer software developed for internal use are capitalized provided certain criteria are met. Depreciation is computed over the estimated lives of the assets on accelerated and straight-line methods. Leasehold improvements are amortized over the term of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Goodwill and Other Intangible Assets Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are recorded at acquisition and the excess of the purchase price over the fair value of assets acquired is recorded as goodwill. Identified intangible assets are amortized on an accelerated basis over the period benefited and are evaluated for impairment if events and circumstances indicate a possible impairment. Intangible assets included in the Consolidated Balance Sheet consist primarily of core deposit intangibles that are amortized over their anticipated lives. In accordance with GAAP, goodwill is not amortized. Goodwill and intangible assets not subject to amortization will be reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Unamortized intangible assets associated with disposed assets and businesses are included in the determination of gain or loss on sale of the disposed asset or business.

Comprehensive Income Comprehensive income is the change in NCF’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is divided into net income and other comprehensive income (loss). “Other comprehensive income” and “accumulated other comprehensive income” are comprised of unrealized gains and losses on certain investments in debt and equity securities, unrealized loss on hedging instruments and adjustments to the minimum pension liability.

Income Taxes The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt interest income. Deferred income taxes are provided when there is a difference between the periods items are reported for financial statement purposes and when they are reported for tax purposes and are recorded at the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Subsequent changes in tax rates will require adjustment to these assets and liabilities with the cumulative effect included in the current year’s income tax provision. Each subsidiary provides for federal income taxes based on its contribution to income tax expense (benefit) of the consolidated group.

Recognition of deferred tax assets is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for the amount of the deferred tax item for which it is more likely than not that realization will not occur.

Stock-based Compensation Plans NCF has stock-based incentive compensation plans covering certain officers of NCF and its subsidiaries. The market value of restricted stock issued under such incentive plans is charged to compensation expense over the vesting period, generally up to three years. Vesting is dependent on continued service with NCF.

Generally, NCF grants stock options under the incentive plans for a fixed number of shares to employees with an exercise price equal to the fair value of the shares on the date of grant. NCF has elected to account for these stock option grants in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for these stock option grants. For all variable stock option grants, compensation expense is recognized in accordance with APB Opinion No. 25 over the period the employee performs related service, the vesting period.

NCF discloses pro forma net income and earnings per share in the notes to its consolidated financial statements as if compensation was measured under the fair value based method promulgated under Statement No. 123, Accounting for Stock-based Compensation. Under the fair value based method, compensation cost is measured at the grant date of the option based on the value of the award and is recognized over the service period, which is usually the vesting period. Had compensation expense for the stock option plans been determined consistent with Statement No. 123, NCF’s net income and net income per share for the years ended December 31, 2003, 2002 and 2001 would have been reduced to the pro forma amounts indicated below. These pro forma amounts may not be representative of the effect on reported net income in future years.

In Thousands Except Per Share Data		2003	2002	2001
Net income	As reported	$311,674	323,610	225,296
	Pro forma	302,726	316,733	219,626

Basic EPS	As reported	1.52	1.57	1.10
	Pro forma	1.48	1.54	1.07

Diluted EPS	As reported	1.51	1.55	1.09
	Pro forma	1.47	1.52	1.06

The weighted average fair value of options granted approximated $5.80 in 2003, $6.22 in 2002 and $5.83 in 2001. The fair values of the options granted in 2003, 2002 and 2001 are estimated on the date of the grants using the Black-Scholes option-pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The fair values were estimated using the following weighted-average assumptions:

	2003	2002	2001
Dividend yield	2.50%	2.50	2.00
Expected volatility	30.00	30.00	30.00
Risk-free interest rate	2.79	3.05	2.50
Expected average life	5 years	5 years	5 years

Earnings Per Share Basic earnings per share (“EPS”) excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS reflects the potential dilution that could occur if potentially dilutive shares were issued. Diluted EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding plus dilutive stock options (as computed under the treasury stock method) assumed to have been exercised during the period.

Fair Value of Financial Instruments The financial statements include disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instrument. As the fair value of certain financial instruments and all nonfinancial instruments are not presented, the aggregate fair value amounts presented do not represent the underlying value of NCF.

(2) RESTRICTIONS ON CASH AND DUE FROM BANKS

The Subsidiary Banks are required to maintain reserve and clearing balances with the Federal Reserve Bank (the “FRB”). These balances are included in “cash and due from banks” on the Consolidated Balance Sheets. For the reserve maintenance periods in effect at both December 31, 2003 and 2002, the Subsidiary Banks were required to maintain average reserve and clearing balances of $39 million and $16 million, respectively.

(3) TRADING AND INVESTMENT SECURITIES

Unrealized net gains on trading securities were $224,000, $246,000 and $2 million at December 31, 2003, 2002 and 2001, respectively.

Investment securities with amortized costs of approximately $4.3 billion at December 31, 2003 and 2002 were pledged to secure public funds on deposit, repurchase agreements and for other purposes required by law. The investment securities portfolio is segregated into securities available for sale and securities held to maturity.

Securities available for sale are carried at estimated fair value. The amortized cost and approximate fair values of available for sale and held to maturity securities at December 31, 2003 and 2002 were as follows:

	Available for Sale				Held to Maturity
In Thousands	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
As of December 31, 2003
U.S. Treasury	$36,408	173	(3)	36,578	—	—	—	—
U.S. government agencies and corporations	926,264	3,071	(4,740)	924,595	427,677	2,784	(7,495)	422,966
Mortgage-backed securities	3,902,534	36,765	(19,653)	3,919,646	756,091	5,818	(23,563)	738,347
States and political subdivisions	48,375	2,054	(104)	50,325	45,706	1,474	—	47,180
Debt and equity securities	306,974	549	(238)	307,285	151,097	16,570	(675)	166,991

Total	$5,220,555	42,612	(24,738)	5,238,429	1,380,571	26,646	(31,733)	1,375,484

As of December 31, 2002
U.S. Treasury	$35,724	781	—	36,505	—	—	—	—
U.S. government agencies and corporations	860,005	28,276	(500)	887,781	397,693	11,601	—	409,294
Mortgage-backed securities	3,422,244	53,345	(1,071)	3,474,518	307,096	3,361	(25)	310,432
States and political subdivisions	61,317	3,050	(16)	64,351	56,012	2,202	—	58,214
Debt and equity securities	314,026	386	(558)	313,854	164,851	13,433	(2,930)	175,354

Total	$4,693,316	85,838	(2,145)	4,777,009	925,652	30,597	(2,955)	953,294

Gross gains realized on sales of securities available for sale totaled $14 million, $12 million and $7 million, respectively, for 2003, 2002 and 2001, and gross losses totaled $10 million, $60,000 and $110,000, respectively, for 2003, 2002 and 2001.

Equity securities include the Subsidiary Banks’ required investment in stock of the FRB and the Federal Home Loan Bank (the “FHLB”) which totaled $189 million at December 31, 2003 and $195 million at December 31, 2002. No ready market exists for these stocks and they have no quoted market value. However, redemption has historically been at par value. Accordingly, the carrying amounts were deemed to be a reasonable estimate of fair value.

Following is a maturity schedule of securities available for sale and held to maturity at December 31, 2003:

	Available for Sale		Held to Maturity
In Thousands	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$25,856	25,996	3,353	3,414
After 1 but within 5 years	215,140	218,134	201,981	204,826
After 5 but within 10 years	764,495	761,635	267,563	261,386
After 10 years	5,556	5,733	486	520

Subtotal	1,011,047	1,011,498	473,383	470,146
Mortgage-backed securities	3,902,534	3,919,646	756,091	738,347
Debt and equity securities	306,974	307,285	151,097	166,991

Total securities available for sale	$5,220,555	5,238,429	1,380,571	1,375,484

Unrealized gains and losses on certain investments in debt and equity securities included in other comprehensive income (loss) for the years ended December 31, 2003, 2002 and 2001 follows:

	2003			2002			2001
In Thousands	Before tax amount	Tax (expense) benefit	Net of tax amount	Before tax amount	Tax (expense) benefit	Net of tax amount	Before tax amount	Tax (expense) benefit	Net of tax amount
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising during holding period	$(61,729)	24,373	(37,356)	73,509	(28,658)	44,851	(8,632)	2,596	(6,036)
Reclassification adjustment for losses (gains) realized in net income	(3,750)	1,481	(2,269)	(11,502)	4,543	(6,959)	(6,635)	2,621	(4,014)

Other comprehensive income (loss)	$(65,479)	25,854	(39,625)	62,007	(24,115)	37,892	(15,267)	5,217	(10,050)

Securities in an Unrealized Loss Position The tables below provide a summary of investment securities, both available for sale and held to maturity, with unrealized losses at December 31, 2003. Less than 2 percent of the unrealized loss was comprised of securities in a loss position for twelve consecutive months or more. All of the securities with losses for twelve months or more are the obligations of regional banks and the majority are floating-rate securities with coupons that reset every three months at a spread above three-month LIBOR. NCF has the ability and intent to hold these securities until such time as the value recovers or the securities mature. NCF believes the unrealized losses of these securities are not permanent. The majority of the deterioration in value is attributable to changes in market interest rates, especially short-term interest rates such as three-month LIBOR.

	Less than 12 Months		12 Months or Longer		Total
In Thousands	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities Available for Sale
U.S. Treasury	$2,106	3	—	—	2,106	3
U.S. government agencies and corporations	437,570	4,740	—	—	437,570	4,740
Mortgage-backed securities	1,161,537	19,653	—	—	1,161,537	19,653
States and political subdivisions	2,511	104	—	—	2,511	104
Debt and equity securities	—	—	7,876	238	7,876	238

Total	$1,603,724	24,500	7,876	238	1,611,600	24,738

Securities Held to Maturity
U.S. government agencies and corporations	$247,677	7,495	—	—	247,677	7,495
Mortgage-backed securities	575,556	23,564	—	—	575,556	23,564
Debt and equity securities	5,345	186	9,219	488	14,564	674

Total	$828,578	31,245	9,219	488	837,797	31,733

(4) LOANS

The Subsidiary Banks do not engage in highly leveraged transactions or foreign lending activities. The loan portfolios are diversified and there are no significant concentrations of credit risk. Management internally classifies the loan portfolio by the purpose of the borrowing and such classification is presented below as of December 31, 2003 and 2002. This classification basis places the emphasis on the source of repayment rather than the collateral source, which is the basis for the regulatory classification.

In Thousands	2003	2002
Consumer, net of unearned	$4,342,695	3,933,482
Commercial, net of unearned	3,820,585	3,329,451
Construction and miscellaneous real estate	3,723,336	3,655,671
Credit cards	14,884	10,203
Check protection	69,650	64,260
Mortgage	933,057	1,368,564
Mortgage held for sale	215,132	429,762
Leases receivable, net of unearned	130,741	132,547

Total loans	$13,250,080	12,923,940

Loans with outstanding balances of $27 million and $9 million were transferred from loans to foreclosed real estate and other repossessed assets, respectively, during 2003. Foreclosed real estate and other repossessed assets are included in “other assets” on the Consolidated Balance Sheets. Following are nonperforming assets as of December 31, 2003 and 2002.

In Thousands	2003	2002
Nonaccrual loans	$30,689	30,806
Foreclosed real estate	28,196	25,480
Other repossessed assets	4,638	9,285

Total nonperforming assets	$63,523	65,571

The following is an analysis of interest income related to loans on nonaccrual status for the years ended December 31, 2003, 2002 and 2001:

In Thousands	2003	2002	2001
Interest income that would have been recognized if the loans had been current at original contractual rates	$2,114	1,810	1,481
Amount recognized as interest income	953	483	619

Difference	$1,161	1,327	862

Substantially all loans are made on a secured basis. At December 31, 2003, impaired loans totaled $40 million, of which $21 million were on nonaccrual status, and their related allowance for loan losses totaled $13 million. The average carrying value of impaired loans was $45 million during 2003 and gross interest income recognized on impaired loans totaled $3 million. At December 31, 2002, impaired loans totaled $50 million, of which $21 million were on nonaccrual status, and their related allowance for loan losses totaled $20 million. The average carrying value of impaired loans was $46 million during 2002 and gross interest income recognized on impaired loans totaled $2 million.

During 2003 and 2002, the Subsidiary Banks had loan and deposit relationships with NCF’s executive officers and directors and their associates. In the opinion of management, these loans do not involve more than the normal risk of collectibility and are made on terms comparable to those of other borrowers. Following is an analysis of these borrowings for the year ended December 31, 2003 (in thousands):

	Beginning of Year	New Loans	Repayments	Other Changes	End of Year
Directors, executive officers and associates	$117,820	23,039	(44,337)	(500)	$96,022

(5) ALLOWANCE FOR LOAN LOSSES

Following is a summary of the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001:

In Thousands	2003	2002	2001
Balance at beginning of year	$163,424	156,401	143,614
Provision charged to operations	48,414	32,344	29,199
Change from acquisitions (sales)	(582)	6,189	7,850
Recoveries of loans previously charged-off	6,815	6,008	7,375
Loan losses charged to allowance	(47,619)	(37,518)	(31,637)

Balance at end of year	$170,452	163,424	156,401

(6) MORTGAGE BANKING

Loans held for sale had a carrying value of $215 million and $430 million at December 31, 2003 and 2002, respectively. Loans serviced for the benefit of others totaled $2 billion and $1.1 billion at December 31, 2003 and 2002, respectively. NCF retains certain servicing rights on loans sold to investors. At December 31, 2003, the book value of the mortgage servicing rights was $19 million, which approximates the fair value. The following is a summary of NCF’s mortgage servicing rights, net of accumulated amortization and valuation allowance, included in other assets on the Consolidated Balance Sheets:

In Thousands	2003	2002	2001
Balance at beginning of year	$11,240	6,523	7,688
Amount capitalized or purchased	22,750	10,471	920
Amortization expense	(7,150)	(2,544)	(2,085)
Sales	(7,605)	(3,210)	—

Subtotal	19,235	11,240	6,523
Valuation allowance	(700)	—	—

Balance at end of year	$18,535	11,240	6,523

During March 2003, NCF consummated a transaction securitizing approximately $646 million of single-family mortgages and retained a majority of the resulting securities which are primarily classified as available for sale. The securitization was a private securitization with NCF retaining subordinated beneficial interests. NCF retained the servicing rights for the securitized single-family mortgages and mortgage servicing rights recorded at the transaction date approximated $5 million. NCF receives annual servicing fees approximating 30 basis points of the outstanding balance and rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to NCF’s other assets for failure of debtors to pay when due. Certain of NCF’s retained interests are subordinate to the investors’ interests. Their value is subject to credit, prepayment and interest rate risks on the transferred mortgage loans. NCF recognized an immaterial loss on the securitization transaction.

At the time of the securitization, the retained interests were recorded based on their relative fair values, including a reserve on retained interests subordinate to the investors’ interests. The reserve was established based on management’s evaluation of the size and risk characteristics of the securitized loan portfolio. The reserve is periodically evaluated by management for appropriateness, with consideration given to the balance of problem loans, prior loan loss experience, current economic conditions, value of collateral and other risk factors. As of December 31, 2003, the net carrying value of the non-rated subordinated retained interests was $1 million.

The table below summarizes certain cash flows received from and paid to the securitization trust during 2003 (in thousands):

Proceeds from sales of securities issued in securitization	$91,109
Servicing fees received	1,315
Other cash flows received on retained interests	236,314

Sensitivity analyses were not performed on the retained debt securities or the retained reserve for probable recourse exposure due to their immateriality. The balance remaining at December 31, 2003 of the mortgage servicing rights recorded in connection with the securitization transaction was $3 million and no sensitivity analysis was performed at December 31, 2003 due to its immateriality.

As of December 31, 2003, the securitized mortgage loans totaled $389 million of which less than $1 million were greater than 60 days past due. No charge-offs were recorded on the securitized mortgage loans during 2003.

NCF’s secondary marketing operations enter into transactions involving forward contracts with off-balance sheet risk in order to reduce exposure to fluctuations in the interest rates of mortgage loans held for sale. All such contracts are for forward commitments to sell conventional, fixed-rate mortgage loans. These financial instruments involve varying degrees of credit and market risk that arise from the possible inability of counterparties to meet the terms of their contracts and from movements in interest rates. Forward contract commitments to sell totaled $264 million at December 31, 2003. These contracts are recorded on the balance sheet at their fair value.

(7) DERIVATIVES AND HEDGING ACTIVITIES

NCF utilizes interest rate swap agreements to provide an exchange of interest payments computed on notional amounts that will offset undesirable changes in cash flows or fair value resulting from market rate changes on designated hedged transactions or items thereby helping to manage NCF’s interest rate sensitivity and market risk. Because the notional amount of the instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a small fraction of the notional amount. NCF limits the credit risks of these instruments by initiating the transactions with counterparties that have significant financial positions. NCF further limits the risk of loss by subjecting counterparties to credit reviews and approvals. Because of these factors, NCF’s credit risk exposure related to derivative contracts at December 31, 2003 was not material.

The following table sets forth certain information concerning NCF’s interest rate swaps at December 31, 2003:

	Notional Amount	Fair Value		Maturity Date	Date Callable
In Thousands		Gain	Loss
Derivatives designated as cash flow hedges:
Hedging loans	$75,000	—	2,873	June 2009	—
Hedging loans	75,000	—	3,220	July 2009	—
Hedging loans	50,000	—	1,407	July 2008	—
Hedging loans	100,000	—	861	August 2008	—
Derivatives designated as fair value hedges:
Hedging long-term debt	200,000	16,740	—	December 2031	December 2006
Hedging deposits	25,000	—	1	June 2009	June 2004

Total	$525,000	16,740	8,362

(8) PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31, 2003 and 2002:

In Thousands	Average life (years)	2003	2002
Land	—	$39,070	40,339
Buildings	17.5	187,068	173,639
Leasehold improvements	7.5	58,526	55,718
Furniture and equipment	7.5	258,477	239,659

Gross premises and equipment		543,141	509,355
Less: accumulated depreciation and amortization		(276,740)	(251,679)

Total premises and equipment		$266,401	257,676

(9) INTANGIBLES

The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 are presented in the following table. The goodwill adjustments recorded in 2003 related to settlement of a contingent purchase price payment related to a 2002 acquisition.

In Thousands	Traditional Banking	Financial Enterprises	Total
Balance as of January 1, 2002	$911,185	34,972	946,157
Other goodwill adjustments	927	—	927
Goodwill acquired during the year	130,034	—	130,034

Balance as of December 31, 2002	1,042,146	34,972	1,077,118
Other goodwill adjustments	6,039	—	6,039
Goodwill acquired during the year	2,408	—	2,408

Balance as of December 31, 2003	$1,050,593	34,972	1,085,565

Core deposit intangibles are amortized over a period of up to 10 years using an accelerated method. During 2003, core deposit intangibles were reduced by $3 million in connection with deposits sold in branch sales. Following is an analysis of core deposit intangibles:

	Year ended December 31, 2003		Year ended December 31, 2002
In Thousands	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangibles	$402,225	(229,567)	405,127	(168,211)

Aggregate amortization expense for the period	61,356		69,930

Estimated amortization expense for the years ended December 31:
2004	50,942
2005	41,355
2006	32,075
2007	23,173
2008	14,539

The following is a reconciliation of the reported net income for the years ended December 31, 2003, 2002 and 2001:

	Years Ended December 31
In Thousands Except Per Share Data	2003	2002	2001
Net income:
Reported net income	$311,674	323,610	225,296
Add: goodwill amortization	—	—	48,240

Adjusted net income	$311,674	323,610	273,536

Basic EPS:
Reported net income	$1.52	1.57	1.10
Add: goodwill amortization	—	—	.24

Adjusted net income	$1.52	1.57	1.34

Diluted EPS:
Reported net income	$1.51	1.55	1.09
Add: goodwill amortization	—	—	.23

Adjusted net income	$1.51	1.55	1.32

(10) TIME DEPOSITS

Interest on jumbo time deposits totaled $27 million, $34 million and $77 million in 2003, 2002 and 2001, respectively. Maturities of time deposits for each of the years ending December 31 are as follows:

In Thousands	Total Maturities
2004	$5,490,417
2005	906,820
2006	320,778
2007	323,744
2008 and thereafter	27,800

Total	$7,069,559

(11) BORROWINGS

At December 31, 2003, NCF (Parent Company) had available $50 million in an unsecured line of credit with a commercial bank which would bear interest at a rate tied to LIBOR. No draws were outstanding as of December 31, 2003 or at any time during 2003. The line expires on December 31, 2004.

Short-term Borrowed Funds Following is an analysis of short-term borrowed funds at December 31, 2003 and 2002:

	End of Period		Daily Average		Maximum Outstanding At Any Month End
In Thousands	Balance	Interest Rate	Balance	Interest Rate
2003:
Federal funds purchased	$880,090	1.01%	674,448	1.13	880,090
Treasury tax and loan depository note account and other short-term borrowed funds	12,565.79		7,836.68		12,565
Securities sold under agreements to repurchase and master notes	779,253	1.14	802,126	1.31	929,205

Total	$1,671,908		1,484,410

2002:
Federal funds purchased	$697,486	1.26%	433,290	1.69	697,486
Treasury tax and loan depository note account and other short-term borrowed funds	12,866	2.00	9,834	1.51	12,866
Securities sold under agreements to repurchase and master notes	742,412	1.49	663,332	1.56	742,935

Total	$1,452,764		1,106,456

Interest on federal funds purchased totaled $8 million in 2003 and $7 million in 2002. The treasury tax and loan depository note account is payable on demand and is collateralized by various investment securities with amortized costs and fair values of $29 million at December 31, 2003. Interest on borrowings under this arrangement is payable at .25 percent below the weekly federal funds rate as quoted by the Federal Reserve. Master note borrowings are unsecured obligations of NCF that mature daily. Securities sold under agreements to repurchase are collateralized by U.S. Treasury and U.S. government agency and corporation securities with carrying values of $639 million and fair values of $654 million at December 31, 2003. Interest expense on securities sold under agreements to repurchase totaled $11 million in 2003 and $10 million in 2002.

FHLB Advances FHLB advances bear interest at fixed and variable rates. The FHLB advances are collateralized by mortgage-related securities and by liens on first mortgage loans with carrying values totaling $3.8 billion at December 31, 2003. During 2003, the Subsidiary Banks prepaid approximately $658 million of fixed-rate FHLB advances and incurred early debt retirement/termination penalties of $32 million. The terminated advances were replaced with short-term borrowings. The Subsidiary Banks have the capacity to borrow additional advances from the FHLB of up to 50 percent of total assets, subject to available collateral and level of FHLB stock ownership.

Maturities of FHLB allowances for each of the years ending December 31 are as follows:

In Thousands	Range of Rates	Total Maturities
2004	.94% to 7.65%	$1,237,847
2005	1.82% to 5.68%	2,463
2006	4.44% to 7.00%	25,404
2007	5.94% to 7.00%	533
2008	2.00% to 5.94%	204,540
Thereafter	2.17% to 6.39%	830,404

Total	.94% to 7.65%	$2,301,191

Trust Preferred Securities and Long-term Debt Following is a summary of trust preferred securities and long-term debt at December 31, 2003 and 2002:

In Thousands	2003	2002
Subordinated debentures to unconsolidated business trusts	$240,208	—
Trust preferred securities	—	239,009
6.75 percent subordinated notes	—	32,993
Term notes and other long-term debt	37,788	24,705

Total long-term debt	$277,996	296,707

The Parent Company created two statutory business trusts (the “Trusts”) which each issued a series of trust preferred securities (“TRUPS”). Prior to October 1, 2003, the accounts of the Trusts were included in NCF’s consolidated financial statements. On October 1, 2003, NCF adopted the provisions of FIN 46 and related revised interpretations and deconsolidated the Trusts from its financial statements. The deconsolidation of the net assets and results of operations of the trusts had virtually no impact on NCF’s financial statements or liquidity position since NCF continues to be obligated to repay the debentures held by the Trusts. The principal assets of the Trusts are $240 million of the Parent Company’s subordinated debentures with identical rates of interest and maturities as the TRUPS. The subordinated debentures are unsecured and are effectively subordinated to all existing and future liabilities of NCF. NCF has the right, at any time, so long as no event of default has occurred, to defer payments of interest on either issue for a period not to exceed 20 consecutive quarters. NCF has fully and unconditionally guaranteed payment of amounts due under the trust preferred securities on a subordinated basis and only to the extent the related Trusts have funds available for payment of those amounts. The TRUPS continue to qualify as Tier 1 capital under the risk-based capital guidelines established by the Federal Reserve Board.

In 1997, National Commerce Capital Trust I (“Trust I”) sold $50 million of floating rate TRUPS bearing interest at a variable annual rate equal to LIBOR plus .98 percent (2.14 percent and 2.79 percent at December 31, 2003 and 2002) due April 1, 2027 but redeemable in whole or in part any time on or after December 31, 2006. In 2001, National Commerce Capital Trust II (“Trust II”) sold $200 million of 7.70 percent TRUPS due December 15, 2031. The Trust II TRUPS may be redeemed in whole or in part at any time on or after December 31, 2006. When the Trust II TRUPS were issued, NCF entered into an interest rate swap that converts the Trust II TRUPS’ fixed-rate to a variable-rate tied to three-month LIBOR plus .83 percent (1.99 percent at December 31, 2003).

The trust preferred securities issued by the Trusts qualify as Tier 1 capital under Federal Reserve Board guidelines. As a result of the issuance of FIN 46, the Federal Reserve Board is currently evaluating whether deconsolidation of the Trusts will affect the qualification of the trust preferred securities as Tier 1 capital.

NCF’s unsecured 6.75 percent subordinated notes, which matured on December 1, 2003, paid interest semi-annually. Interest on the subordinated notes totaled $2 million in 2003 and 2002.

Unsecured term notes totaling $6 million bear interest payable quarterly at a variable rate repriced every three years. The term notes next reprice in 2006. At December 31, 2003, the average rate was 5.15 percent. The notes mature in 2007. Interest on the term notes totaled $328,000 in 2003 and $363,000 in 2002. Other long-term debt includes $30 million of preferred stock issued by a subsidiary with varying dividend rates ranging up to 4.50 percent at December 31, 2003.

(12) EMPLOYEE BENEFITS

Benefit Plans NCF has a defined contribution employee benefit plan (the “401(k) plan”) covering substantially all employees with six months’ service. Under this plan, employee contributions are partially matched by NCF.

NCF has a noncontributory, qualified defined benefit pension plan covering substantially all full-time employees. The pension plan makes provisions for early and delayed retirement as well as normal retirement and provides participants with retirement benefits based on credited years of service. Contributions to the pension plan are funded as allowable for federal income tax purposes.

NCF sponsors a postretirement benefit plan that provides postretirement healthcare and life insurance benefits. The plan is contributory and contains other cost-sharing features such as deductibles and coinsurance. NCF’s policy to fund the cost of medical benefits to employees varies by age and service at retirement. Benefits are provided through a self-insured plan administered by an insurance company.

In December 2003, President Bush signed into law a bill that expands Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provides a federal subsidy to companies which sponsor postretirement benefit plans the provide prescription drug coverage. FASB Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, permits deferring the recognition of the new Medicare provisions’ impact due to lack of specific authoritative guidance on accounting for the federal subsidy. NCF has elected to defer accounting for the effects of this new legislation until the specific authoritative guidance is issued. Accordingly, the postretirement obligations and net periodic costs reported in the accompanying financial statements and notes do not reflect the impact of this legislation. The accounting guidance, when issued, could require changes to previously reported financial information. NCF anticipates its benefit costs after 2006 will be somewhat lower as a result of the new Medicare provisions; however, the adoption of this standard is not expected to have a material impact on results of operations, financial position or liquidity.

NCF also has established a noncontributory, nonqualified defined benefit pension plan (the “SERP”) covering highly compensated employees that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. Assets used to fund benefit payments are in a grantor trust included in NCF’s other assets; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is a as a general creditor. NCF’s funding policy is to contribute, on an ad hoc discretionary basis, an amount sufficient for grantor trust assets to equal the SERP’s accumulated benefit obligation.

In 2004, NCF expects to contribute an amount equal to the stated NCF match for the 401(k) plan; the minimum required under ERISA to the pension plan; an amount equal to the postretirement benefit payments made in 2004, net of employee contributions, to the postretirement benefit plan; and $685,000 to SERP grantor trust.

For disclosure purposes, the postretirement and SERP information have been combined and are presented as “Other Benefits.” The table below discloses information relating to the obligations and plan assets of NCF’s benefit plans:

	Pension Benefits		Other Benefits
In Thousands	2003	2002	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$133,973	131,274	22,155	18,840
Service cost	5,867	5,117	363	270
Interest cost	8,691	8,678	1,609	1,438
Actuarial loss	8,873	1,172	4,917	4,377
Benefits paid	(13,552)	(12,268)	(3,097)	(2,065)
Plan amendment	1,408	—	500	—
FAS 88 curtailment adjustment	—	—	—	(705)

Benefit obligation at end of year	145,260	133,973	26,447	22,155

Change in fair value of plan assets
Fair value of plan assets at beginning of year	135,563	135,569	—	—
Actuarial return on plan assets	26,495	(1,638)	—	—
Employer contribution	15,000	13,900	3,097	2,065
Benefits paid	(13,552)	(12,268)	(3,097)	(2,065)

Fair value of plan assets at end of year	163,506	135,563	—	—

Funded status	18,246	1,590	(26,447)	(22,155)
Unrecognized net loss	24,024	32,647	11,677	7,893
Unrecognized prior service cost	1,882	368	1	(489)
Unrecognized transition obligation	—	—	182	203

Net amount recognized	$44,152	34,605	(14,587)	(14,548)

Amounts recognized in the statement of financial position consist of:
Prepaid (accrued) benefit cost	$44,152	34,605	(17,075)	(15,785)
Intangible assets	—	—	1,062	689
Accumulated other comprehensive income	—	—	1,426	548

Net amount recognized	$44,152	34,605	(14,587)	(14,548)

Accumulated benefit obligation	$132,578	118,332	8,203	7,212

Additional information
Adjustments to minimum liability included in other comprehensive income	$—	—	(742)	98

Weighted average assumptions at December 31 used to determine benefit obligation
Discount rate	6.00%	6.75	6.00	6.75
Rate of compensation increase	3.50	3.50	N/A	N/A

NCF determines the pension plan’s return on asset actuarial assumption by reviewing the long-term historical returns of each asset category comprising the plan’s target asset allocation. This review produces an annual return assumption ranging from 5 percent to 13.5 percent for each asset category. The product of the annual return assumption and the plan’s target asset allocation percentage for each asset category equals the annual return attribution by asset category. The pension plan’s equity securities include shares of NCF common stock with fair values of $15 million (9.0 percent of total plan assets) and $13 million (9.5 percent of total plan assets) at December 31, 2003 and 2002, respectively.

The investment objective for the NCF pension plan is to maximize total return with exposure to reasonable and prudent risk. Investment managers have flexibility with respect to investment decisions and timing within a range assigned by the plan’s investment policy for each asset class under management.

	Target Allocation	Actual Allocation
		2003	2002
Weighted-average asset allocations for pension plan at December 31 by asset category
Equity securities	52.50%	59.19	47.97
Debt securities	15.00	13.56	36.22
Real estate	5.00	3.88	4.46
Other	27.50	23.37	11.35

Total	100.00%	100.00	100.00

The following table discloses the components of the net periodic benefit costs and the assumptions used in computing those costs for the years ended December 31, 2003, 2002 and 2001:

In Thousands	2003	2002	2001
Components of Net Periodic Benefit Cost – Pension:
Service cost	$5,867	5,117	4,751
Interest cost	8,691	8,678	8,746
Expected return on plan assets	(11,257)	(12,326)	(13,974)
Transition obligation/(asset) amortization	—	(1)	(10)
Amortization of prior service cost	(105)	(270)	(373)
Amortization of net (gain) loss	2,257	321	354

Net pension expense (benefit)	$5,453	1,519	(506)

Components of Net Periodic Benefit Cost - Other Benefit Plans:
Service cost	$363	270	1,072
Interest cost	1,609	1,438	1,314
Transition obligation/(asset) amortization	20	20	20
Amortization of prior service cost	10	(48)	(4)
Amortization of net (gain) loss	738	474	75
FAS 88 curtailment gain	396	(509)	(506)

Net other benefit plans expense	$3,136	1,645	1,971

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
Weighted average assumptions at December 31 used to determine net periodic benefit cost
Discount rate	6.75%	7.00	6.75	7.00
Expected long-term return on plan assets	8.50	9.50	N/A	N/A
Rate of compensation increase	3.50	3.50	N/A	N/A

			2003	2002
Assumed health care cost trend rates at December 31
Health care cost trend rate assumed for next year			9.00%	9.00
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00	5.00
Year that the rate reaches the ultimate trend rate			2011	2010

In Thousands			Increase	Decrease
Change in health care cost trend rate by 1 percent
Effect on total of service and interest cost			$60	(52)
Effect on postretirement benefit obligation			1,055	(918)

Stock Options and Restricted Stock NCF has stock incentive plans under which stock options and restricted stock may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant; they generally vest within three years following the date of grant and have a term of ten years. As of December 31, 2003, 9,476,000 shares are authorized and available for grant. NCF continued in effect nonstatutory and incentive stock option plans existing at the date of merger with acquired financial institutions. The stock options under these plans were granted to directors and certain officers of the respective financial institutions and entitled them to purchase shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant. The options granted under these plans were exercisable for periods of up to ten years with varying vesting provisions. All options outstanding at the time of the respective mergers were converted into options to acquire NCF common stock. No further awards may be granted under these plans.

NCF instituted the Share NCF program to encourage stock ownership by its employees. Eligible employees who purchase NCF shares through NCF’s discount brokerage subsidiary are awarded for each share purchased two options which have an exercise price equal to the purchase price of the qualifying shares. The options are cancelled if the employee does not remain in NCF’s employ over the vesting period. For Share NCF options issued prior to August 1, 2001, the options vest after two years if the employee has held the purchased shares for the two-year period after purchase. For Share NCF options issued after August 1, 2001, the options vest after two years if the employee has held the purchased shares for the two-year period after purchase or vest after six years if the purchased shares were not held for the two-year period after purchase. As of December 31, 2003, approximately 360 employees were participating in the Share NCF program. NCF accounts for Share NCF options issued prior to August 1, 2001 as variable options, and, accordingly, recognizes compensation expense ratably over the vesting period based on differences in the options’ exercise price and the market price of NCF stock on the reporting date. Compensation expense recognized in 2003 related to the variable options was immaterial as the variable options were fully vested by June 2003. For the years ended December 31, 2002 and 2001, NCF recorded compensation expense of $251,000, and $348,000, respectively.

During 2000, the terms of approximately 600,000 stock options were modified; as a result, NCF accounts for these option grants as variable grants. During 2003, 2002 and 2001, compensation expense of $185,000, $342,000 and $1 million, respectively, was recorded related to these options.

A summary of stock option activity and related information for the years ended December 31, 2003, 2002 and 2001 follows:

	Outstanding		Exercisable
	Option Shares	Weighted Average Exercise Price	Option Shares	Weighted Average Exercise Price
At January 1, 2001	10,670,207	$14.45
Granted	2,322,079	24.64
Assumed under acquisitions	625,637	15.38
Exercised	(1,773,155)	10.39
Forfeited	(179,716)	21.07

At December 31, 2001	11,665,052	17.26	7,676,218	$15.38

Granted	2,970,795	25.82
Exercised	(2,324,192)	12.91
Forfeited	(436,617)	22.27

At December 31, 2002	11,875,038	19.94	7,175,003	$17.38

Granted	3,241,996	24.31
Exercised	(1,691,681)	14.03
Forfeited	(356,210)	24.73

At December 31, 2003	13,069,143	$21.64	8,083,897	$19.79

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Years Remaining	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$5.39 to $16.22	2,613,221	4.43	$14.08	2,613,221	$14.08
$16.25 to $22.70	2,575,313	5.48	19.48	2,418,110	19.40
$22.71 to $23.94	2,779,225	7.88	23.70	713,245	23.07
$23.95 to $24.75	1,821,620	6.88	24.68	1,241,213	24.69
$24.76 to $29.25	3,279,764	8.06	25.93	1,098,108	25.84

$5.39 to $29.25	13,069,143	6.62	$21.64	8,083,897	$19.79

NCF employees were awarded 43,943 shares of restricted stock during 2003, 7,565 shares during 2002 and 26,159 shares during 2001. The grants in 2003, 2002 and 2001 were recorded at their fair values of $1 million, $197,000, and $702,000, respectively, on the dates of grant and had weighted average fair values of $24.42, $26.05 and $25.74 per share. During 2003, $1 million of restricted stock award expense was recognized and in 2002 and 2001, $2 million of expense was recognized.

(13) STOCKHOLDERS’ EQUITY

Earnings Per Share The following schedule reconciles the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 2003, 2002 and 2001. Dilutive common shares arise from the potentially dilutive effect of NCF’s stock options outstanding.

In Thousands Except Per Share Data	2003	2002	2001
Basic EPS
Average common shares outstanding	204,864	205,933	204,972
Net income	$311,674	323,610	225,296
Earnings per share	1.52	1.57	1.10

Diluted EPS
Average common shares outstanding	204,864	205,933	204,972
Average dilutive common shares	1,504	2,211	2,512

Adjusted average common shares outstanding	206,368	208,144	207,484
Net income	$311,674	$323,610	225,296
Earnings per share	1.51	1.55	1.09

Regulatory Matters NCF and the Subsidiary Banks are subject to risk-based capital guidelines requiring minimum capital levels based on the perceived risk of assets and off-balance sheet instruments. As required by the Federal Deposit Insurance Corporation Improvement Act, the federal bank regulatory agencies have jointly issued rules that implement a system of prompt corrective action for financial institutions. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, there are minimum ratios of capital to risk-weighted assets. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a material effect on NCF’s consolidated financial statements.

Disclosure about the Subsidiary Banks’ capital adequacy are set forth in the table below. Tier I capital consists of common equity and trust preferred securities less goodwill and certain other intangible assets. Tier I excludes the equity impact of adjusting available for sale securities to market value. Total capital is comprised of Tier I and Tier II capital. Tier II capital includes subordinated notes and loan loss allowance, as defined and limited according to regulatory guidelines. Balance sheet assets and the credit equivalent amount of off-balance sheet items per regulatory guidelines are assigned to broad risk categories and a category risk-weight is then applied. Management believes that as of December 31, 2003, NCF and the Subsidiary Banks met all capital adequacy requirements to which they were subject.

The risk-based capital and leverage ratios for NCF and NBC as of December 31, 2003 and 2002 are presented below.

	2003		2002
In Thousands	NCF	NBC	NCF	NBC
Tier I capital	$1,761,063	1,589,752	1,563,230	1,431,727
Total capital	1,931,589	1,759,840	1,726,719	1,577,744
Risk-weighted assets	15,959,920	15,809,326	14,386,002	14,166,962
Adjusted quarterly average assets	21,563,817	21,368,740	19,762,400	19,270,050
Risk-based capital ratios:
Tier I capital to risk-weighted assets:
Actual	11.03%	10.06	10.87	10.11
Regulatory minimum	4.00	4.00	4.00	4.00
Well-capitalized under prompt corrective action provisions	—	6.00	—	6.00
Total capital to risk-weighted assets:
Actual	12.10	11.13	12.00	11.14
Regulatory minimum	8.00	8.00	8.00	8.00
Well-capitalized under prompt corrective action provisions	—	10.00	—	10.00
Leverage ratio:
Actual	8.17	7.44	7.91	7.43
Regulatory minimum	3.00	4.00	3.00	4.00
Well-capitalized under prompt corrective action provisions	—	5.00	—	5.00

As of their most recent regulatory examination date, the Subsidiary Banks were categorized as well-capitalized. No conditions or events have occurred since December 31, 2003 that would change the capital categorizations presented as of December 31, 2003.

NCF’s mortgage banking operations and broker/dealer subsidiary are also required to maintain minimum net worth capital requirements with various governmental agencies. The mortgage banking operations’ net worth requirements are governed by the Department of Housing and Urban Development and the broker/dealer’s net worth requirements are governed by the Securities and Exchange Commission. As of December 31, 2003, these subsidiaries met their respective minimum net worth capital requirements.

Certain restrictions exist regarding the ability of the Subsidiary Banks to transfer funds to NCF in the form of cash dividends. Regulatory capital requirements must be met by the Subsidiary Banks as well as other requirements under applicable federal and state laws. Under these requirements, the Subsidiary Banks have approximately $253 million in retained earnings at December 31, 2003 that can be transferred to NCF in the form of cash dividends without prior regulatory approval. Management believes that it will be able to receive regulatory approval to transfer dividends in excess of that amount, if needed. Total dividends declared by the Subsidiary Banks to NCF in 2003 were $233 million. As a result of the above requirements, consolidated net assets of the Subsidiary Banks amounting to approximately $2.6 billion at December 31, 2003 were restricted from transfer to NCF without prior approval from regulatory agencies.

Under Federal Reserve regulations, the Subsidiary Banks are also limited as to the amount they may loan to affiliates, including the Parent Company, unless such loans are collateralized by specified obligations. At December 31, 2003, the Subsidiary Banks had loans to the Parent Company totaling $12 million.

(14) SUPPLEMENTARY INCOME STATEMENT INFORMATION

Following is a breakdown of the components of “other operating” expenses on the Consolidated Statements of Income for the years ended December 31, 2003, 2002 and 2001:

In Thousands	2003	2002	2001
Legal and professional fees	$38,780	39,221	35,563
Telecommunications	18,225	17,278	14,365
Data processing	23,251	16,891	13,538
Marketing	10,724	11,337	14,555
Printing and office supplies	13,857	14,993	12,896
Postage and freight	10,528	9,441	7,871
All other	84,954	73,493	59,246

Total other operating expenses	$200,319	182,654	158,034

(15) INCOME TAXES

Income taxes for the years ended December 31, 2003, 2002 and 2001 were allocated as follows:

In Thousands	2003	2002	2001
Income from continuing operations	$134,614	150,412	133,388
Stockholders’ equity, for unrealized gains (losses) on securities available for sale	(25,854)	24,115	(5,127)
Stockholders’ equity, for unrealized losses on hedging instruments	(3,344)	—	—
Stockholders’ equity, for changes in minimum pension liability	(495)	63	—
Stockholders’ equity, for compensation expense for tax purposes in excess of financial reporting purposes	(6,522)	(11,160)	(8,743)
Income from discontinued operations	13,412	—	—

Total	$111,811	163,430	119,518

Components of income tax expense for the years ended December 31, 2003, 2002 and 2001 were as follows:

In Thousands	2003	2002	2001
Current income taxes:
Federal	$177,933	142,058	108,487
State	9,447	6,022	4,494

Total current tax expense	187,380	148,080	112,981

Deferred income tax expense (benefit):
Federal	(49,198)	3,511	21,016
State	(3,568)	(1,179)	(609)

Total deferred tax expense	(52,766)	2,332	20,407

Total income tax expense for continuing operations	$134,614	150,412	133,388

A reconciliation of income tax expense from continuing operations to the amount computed by multiplying income before income taxes by the statutory federal income tax rate of 35 percent follows:

	Amount			% of Pretax Income
In Thousands	2003	2002	2001	2003	2002	2001
Tax expense at statutory rate on income before income taxes	$147,482	165,908	125,539	35.00%	35.00	35.00
State taxes, net of federal benefit	3,821	3,148	2,525.91		.66	.70
Increase (reduction) in taxes resulting from:
Tax-exempt interest on investment securities and loans	(2,440)	(2.581)	(3,462)	(.58)	(.54)	(.97)
Non-deductible goodwill amortization	—	—	16,766	—	—	4.67
Non-taxable life insurance income	(4,470)	(4,450)	(3,395)	(1.06)	(.94)	(.95)
Subsidiary stock, recognition of basis difference	(3,993)	(6,475)	—	(.95)	(1.37)	—
Federal tax credits	(5,680)	—	—	(1.35)	—	—
Other, net	(106)	(5,138)	(4,585)	(.02)	(1.08)	(1.26)

Income tax expense	$134,614	150,412	133,388	31.95%	31.73	37.19

At December 31, 2003 and 2002, NCF had recorded net deferred tax liabilities of $96 million and $174 million, respectively. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In management’s opinion, it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. Consequently, management has determined that a valuation allowance for deferred tax assets was not required at December 31, 2003 or 2002. The sources and tax effects of cumulative temporary differences that give rise to significant deferred tax assets (liabilities) at December 31, 2003 and 2002 are shown below:

In Thousands	2003	2002
Deferred tax assets:
Allowance for loan losses	$66,991	63,389
Deferred compensation	4,471	3,859
Net operating loss and credit carryovers	2,643	3,763
Basis difference on securities and loans	17,637	7,332
Other	15,029	13,162

Total gross deferred tax assets	106,771	91,505

Deferred tax liabilities:
Intangible assets	52,516	62,081
Deferred loan fees and costs	24,529	31,092
Premises and equipment	4,262	23,339
Investments	19,715	10,607
Pension costs	15,810	11,433
Unrealized gains on investment securities available for sale	6,997	32,695
Deferred income	60,369	85,053
Other	18,260	9,356

Total gross deferred tax liabilities	202,458	265,656

Net deferred tax liability	$(95,687)	(174,151)

(16) DISCONTINUED OPERATIONS

In the third and fourth quarters of 2003, NCF sold substantially the entire merchant processing business. The $38 million gain realized on the sale is reported as income from discontinued operations, net of tax. Basic and diluted EPS for the after-tax discontinued operations were $.12 per share for the quarter ended September 30, 2003; discontinued operations had no impact on EPS for the quarter ended December 31, 2003. The operating results of this business were not material and have not been reclassified and reported as discontinued operations for financial reporting purposes. NCF has partnered with the third-party purchaser to continue to provide merchant services to NCF’s customers and NCF may receive commissions under that arrangement.

(17) COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

Lease Commitments NCF’s subsidiaries lease certain real property and equipment under long-term operating leases expiring at various dates to 2024. Total rental expense amounted to $29 million in 2003, $26 million in 2002 and $20 million in 2001. A summary of the commitments under noncancellable, long-term leases in effect at December 31, 2003 for each of the years ending December 31 follows:

	Type of Property		Total Commitments
In Thousands	Real Property	Equipment
2004	$17,019	3,696	20,715
2005	15,334	2,740	18,074
2006	13,752	1,979	15,731
2007	11,216	308	11,524
2008	9,870	290	10,160
Thereafter	46,373	—	46,373

Total lease commitments	$113,564	9,013	122,577

Generally, real estate taxes, insurance and maintenance expenses are obligations of the Subsidiary Banks. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 2004.

Litigation Certain legal claims have arisen in the normal course of business in which NCF and certain of its Subsidiary Banks have been named as defendants. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management and counsel, any such liability will have no material effect on NCF’s financial position or results of operations.

NCF has settled a purported class action filed in December 2002 against NCF, NCF’s subsidiaries First Mercantile Trust Company (“First Mercantile”) and NBC, a subsidiary of First Mercantile, and two former officers of First Mercantile. The purported class action alleged, among other things, that fees collected by First Mercantile on investments held in common trust funds were improperly charged.

The settlement agreement has been approved by the federal court in Tennessee and all appeal periods have expired. The settlement agreement as approved by the court includes no admission of liability or wrongdoing by NCF or other defendants and, assuming all conditions are met, will fully resolve the lawsuit. Under the settlement, the plaintiff class will receive a total benefit with an estimated value of approximately $20 million, payable $12 million in cash and $8 million in go-forward fee reductions. The cash portion of the settlement was paid in October 2003.

Lending Commitments Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s credit worthiness is evaluated on a case-by-case basis and collateral, primarily real estate or business assets, is generally obtained. At December 31, 2003 and 2002, the Subsidiary Banks had commitments to extend credit of approximately $4.6 billion and $3.7 billion. These amounts include unused home equity lines and commercial real estate, construction and land development commitments of $1.7 billion and $1.4 million, respectively, at December 31, 2003 and $1.5 billion and $937 million, respectively, at December 31, 2002.

Standby letters of credit are commitments issued by the Subsidiary Banks to guarantee the performance of a customer to a third party. Non-depreciable assets generally secure the standby letters of credit. The Subsidiary Banks had approximately $162 million and $89 million in outstanding standby letters of credit at December 31, 2003 and 2002.

Guarantees NBC originates residential mortgage loans which are sold to outside investors in the normal course of business on a non-recourse basis. When mortgage loans are sold in the secondary market, representations and warranties regarding certain attributes of the loans sold are made to the third-party purchaser. These representations and warranties extend through the life of the mortgage loan. Subsequent to the sale, if inadvertent underwriting deficiencies or defects are discovered in individual mortgage loans, NBC may be obligated to repurchase the respective mortgage loan if such deficiencies or defects cannot be cured by NBC within the 90-day period following discovery.

Mortgage loans sold to outside investors for the years ended December 31, 2003 and 2002 were $7.9 billion and $1.9 billion, respectively. In the event that NBC repurchases a mortgage loan, NBC will record the mortgage loan as an asset and continue to collect principal and interest from the mortgagee. In the event that the mortgage loan goes into default, NBC may take possession of the property securing the mortgage loan and remarket the property to offset any potential losses.

Additionally, NBC may sell mortgage servicing rights and transfer the servicing obligation to a buyer in the ordinary course of business. NBC warrants and represents to the buyer that the underlying loans meet certain attributes and criteria. If, subsequent to the sale and transfer of the servicing rights, if inadvertent underwriting deficiencies or defects are discovered in individual underlying loans, NBC may be obligated to repurchase the respective mortgage loan or reimburse the buyer of any related loss if these deficiencies or defects cannot be cured.

Off-balance Sheet Risk NCF’s mortgage banking and broker/dealer operations enter into transactions involving financial instruments with off-balance sheet risk in order to meet the financing and hedging needs of their customers and to reduce their own exposure to fluctuations in interest rates. Financial instruments for mortgage banking operations are discussed in Note 6. The broker/dealer operation’s financial instruments include forward contracts, when issued contracts and options written. All such contracts are for U.S. Treasury, federal agency or municipal securities. These financial instruments involve varying degrees of credit and market risk. The contract amounts of those instruments reflect the extent of involvement in particular classes of financial instruments. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities’ market values and interest rates. The extent of broker/dealer financial instruments with off-balance sheet risk as of December 31 was as follows:

In Thousands	2003	2002
Forward contracts:
Commitments to purchase	$188,021	396,788
Commitments to sell	183,993	384,643
When issued contracts:
Commitments to purchase	—	10,777
Commitments to sell	—	8,326

(18) NATIONAL COMMERCE FINANCIAL CORPORATION (PARENT COMPANY)

The Parent Company’s principal assets are its investments in the Subsidiary Banks and dividends from the Subsidiary Banks are its primary source of income. Condensed Balance Sheets as of December 31, 2003 and 2002, and the related Condensed Statements of Income and Cash Flows for the years ended December 31, 2003, 2002 and 2001, follow:

Condensed Balance Sheets

As of December 31, 2003 and 2002

In Thousands	2003	2002
Cash and short-term investments	$989,398	849,574
Investment securities	25,487	25,744
Loans	26,151	37,598
Less allowance for loan losses	340	487

Net loans	25,811	37,111
Investment in subsidiaries	2,939,876	2,888,163
Other assets	39,219	27,485

Total assets	$4,019,791	3,828,077

Master notes	$936,216	805,114
Note payable to subsidiary	13,547	25,047
Subordinated notes and debentures	240,208	278,187
Other liabilities	48,634	37,297

Total liabilities	1,238,605	1,145,645
Stockholders’ equity	2,781,186	2,682,432

Total liabilities and stockholders’ equity	$4,019,791	3,828,077

Condensed Statements of Income

Years Ended December 31, 2003, 2002 and 2001

In Thousands	2003	2002	2001
Dividends from subsidiaries	$233,506	137,676	236,700
Interest income	5,521	11,356	15,324
Other income, net of losses on sales of investment securities	(58)	783	1,154

Total operating income	238,969	149,815	253,178

Interest expense	10,142	17,287	15,252
Other operating expenses	3,794	3,565	4,153

Total operating expenses	13,936	20,852	19,405

Income before income taxes	225,033	128,963	233,773
Income tax benefit	(3,544)	(1,843)	(559)

Income before equity in undistributed net income of subsidiaries	228,577	130,806	234,332
Net income of subsidiaries, net of dividends paid	83,097	192,804	(9,036)

Net income	$311,674	323,610	225,296

Condensed Statements of Cash Flows

Years Ended December 31, 2003, 2002 and 2001

In Thousands	2003	2002	2001
Net cash provided by operating activities	$236,604	151,441	225,582

Investment in subsidiaries	(14,000)	(22,500)	(160,188)
Net decrease in loans	11,447	15,693	18,296
Other, net	—	93	(28,266)

Net cash used by investing activities	(2,553)	(6,714)	(170,158)

Increase in master notes	131,102	479,393	130,651
Net decrease in notes payable to subsidiaries	(11,500)	(13,500)	(12,000)
Net increase (decrease) in subordinated notes and debentures	(37,971)	(3,636)	198,902
Purchase and retirement of common stock	(43,705)	(57,734)	(102,212)
Cash dividends paid	(151,909)	(132,311)	(114,838)
Other, net	19,756	26,922	15,595

Net cash provided (used) by financing activities	(94,227)	299,134	116,098

Net increase in cash and short-term investments	139,824	443,861	171,522
Cash and short-term investments at beginning of year	849,574	405,713	234,191

Cash and short-term investments at end of year	$989,398	849,574	405,713

(19) SEGMENT INFORMATION

Management monitors NCF performance as two business segments, traditional banking and financial enterprises.

The traditional banking segment includes sales and distribution of financial products and services to individuals. These products and services include loan products such as residential mortgage, home equity lending, automobile and other personal financing needs. Traditional banking also offers various deposit products that are designed for customers’ saving and transaction needs. This segment also includes lending and related financial services provided to small- to medium-sized companies. Included among these services are several specialty services such as real estate finance, asset-based lending and residential construction lending. The traditional banking segment also includes management of the investment portfolio and non-deposit based funding.

The financial enterprises segment is comprised of trust services and investment management, transaction processing, retail banking consulting/in-store licensing and broker/dealer activities.

The accounting policies of the individual segments are the same as those of NCF as described in Note 1. Transactions between business segments are conducted at arm’s length. Interest income for tax-exempt loans and securities is adjusted to a taxable-equivalent basis.

The following tables present condensed income statements and average assets for each reportable segment.

In Thousands	Traditional Banking	Financial Enterprises	Intersegment Eliminations	Total
Year ended December 31, 2003:
Net interest income, taxable equivalent basis	$745,374	22,314	—	767,688
Provision for loan loss	(48,414)	—	—	(48,414)

Net interest income after provision	696,960	22,314	—	719,274
Gain on branch sale	9,110	—	—	9,110
Other income	254,074	199,041	(7,503)	445,612
Core deposit amortization	(61,356)	—	—	(61,356)
First Mercantile litigation	—	(20,695)	—	(20,695)
Employment contract terminations	(15,699)	—	—	(15,699)
Debt retirement/prepayment penalties	(31,661)	—	—	(31,661)
Other expense	(446,602)	(155,929)	7,503	(595,028)

Income before income taxes	404,826	44,731	—	449,557
Income taxes	145,347	17,445	—	162,792

Net income from continuing operations	259,479	27,286	—	286,765
Discontinued operation – merchant processing	—	24,909	—	24,909

Net income	$259,479	52,195	—	311,674

Average assets	$21,433,195	832,050	—	22,265,245

Year ended December 31, 2002:
Net interest income, taxable equivalent basis	$742,373	20,692	—	763,065
Provision for loan loss	32,344	—	—	32,344

Net interest income after provision	710,029	20,692	—	730,721
Other income	213,739	173,737	(6,933)	380,543
Core deposit amortization	(69,930)	—	—	(69,930)
Debt retirement/prepayment gains	400	—	—	400
Conversion/merger expenses	(4,940)	—	—	(4,940)
Other expense	(403,434)	(136,812)	6,933	(533,313)

Income before income taxes	445,864	57,617	—	503,481
Income taxes	157,400	22,471	—	179,871

Net income	$288,464	35,146	—	323,610

Average assets	$19,691,510	663,676	—	20,355,186

Year ended December 31, 2001:
Net interest income, taxable equivalent basis	$663,936	18,518	—	682,454
Provision for loan loss	29,199	—	—	29,199

Net interest income after provision	634,737	18,518	—	653,255
Other income	154,355	166,758	(4,300)	316,813
Core deposit and goodwill amortization	(105,225)	(1,790)	—	(107,015)
Conversion/merger expenses	(11,364)	—	—	(11,364)
Other expense	(346,188)	(119,776)	4,300	(461,664)

Income before income taxes	326,315	63,710	—	390,025
Income taxes	139,835	24,894	—	164,729

Net income	$186,480	38,816	—	225,296

Average assets	$17,319,317	587,695	—	17,907,012

(20) QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents quarterly financial data for each quarter in the years ended December 31, 2003 and 2002. Third quarter 2003 results include the gain on sale of merchant processing as a discontinued operation as a result of our decision in the fourth quarter of 2003 to exit additional elements of that business. Other income and other expense for each quarter include the effect of reclassing the costs to originate mortgage loans held for sale against the origination fees earned on those loans as well as other reclassifications to conform to current period presentation.

	2003				2002
In Thousands Except Per Share Data	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest income	$266,012	260,155	264,593	263,376	279,606	283,540	284,666	282,685
Interest expense	70,584	74,696	83,412	85,934	93,783	97,680	101,424	104,004

Net interest income	195,428	185,459	181,181	177,442	185,823	185,860	183,242	178,681
Provision for loan losses	12,382	14,972	13,376	7,684	7,127	10,990	8,713	5,514

Net interest income after provision for loan losses	183,046	170,487	167,805	169,758	178,696	174,870	174,529	173,167
Investment securities gains (losses)	3,338	(4,512)	2,460	2,464	2,028	5,060	1,694	2,720
Gain (loss) on branch sale	2,200	7,055	—	(145)	—	—	—	—
Other income	106,167	118,461	114,958	102,276	101,460	95,430	91,458	80,693
Core deposit amortization	(14,337)	(15,062)	(15,673)	(16,284)	(16,895)	(17,507)	(18,118)	(17,410)
First Mercantile litigation	—	—	(1,041)	(19,654)	—	—	—	—
Employment contract terminations	(987)	(604)	(14,108)	—	—	—	—	—
Debt retirement/prepayment (penalties) gains	—	(31,987)	326	—	65	335	—	—
Conversion/merger expenses	—	—	—	—	—	—	—	(4,940)
Other expenses	(146,912)	(153,842)	(150,108)	(144,166)	(141,308)	(136,608)	(130,974)	(124,423)

Income before income taxes	132,515	89,996	104,619	94,249	124,046	121,580	118,589	109,807
Income tax expense	43,014	28,329	33,112	30,159	39,180	38,603	37,721	34,908

Net income from continuing operations	89,501	61,667	71,507	64,090	84,866	82,977	80,868	74,899
Discontinued operation – merchant processing	767	24,142	—	—	—	—	—	—

Net income	$90,268	85,809	71,507	64,090	84,866	82,977	80,868	74,899

Net income per share:
Basic	$.44	.42	.35	.31	.41	.40	.39	.36
Diluted	.44	.42	.35	.31	.41	.40	.39	.36

(21) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

	2003		2002
In Thousands	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$752,209	752,209	602,757	602,757
Investment securities	6,619,000	6,613,913	5,702,661	5,730,303
Trading account securities	280,649	280,649	116,954	116,954
Net loans	13,079,628	13,445,636	12,760,516	13,276,693
Financial liabilities:
Deposits	15,549,587	15,596,213	14,494,734	14,606,569
Short-term borrowings	1,671,908	1,671,908	1,452,764	1,452,764
Federal Home Loan Bank advances	2,301,191	2,352,099	2,106,474	2,198,002
Trust preferred securities and long-term debt	277,996	277,126	296,707	299,381
Derivative financial instruments:
Interest rate swaps	8,378	8,378	20,494	20,494
Forward sales contracts	225	225	(1,165)	(1,165)

Cash and Cash Equivalents The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Investment and Trading Account Securities Fair values for investment and trading account securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Net Loans For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and certain consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Deposits The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings The carrying amounts of short-term borrowings approximate their fair values. The fair values of FHLB advances, trust preferred securities and long-term debt are estimated using discounted cash flow analyses, based on NCF’s incremental borrowing rates for similar types of borrowing arrangements.

Interest Rate Swaps Fair values for interest rate swaps are based on discounted cash flow projections under the swap agreements based on assumptions about future interest rate movements.

Off-balance Sheet Financial Instruments The Subsidiary Banks have commitments to extend credit and standby letters of credit. These types of credit are made at market rates; therefore, there would be no market risk associated with these credits that would create a significant fair value liability.

REPORT OF MANAGEMENT REGARDING RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the content of the financial information included in this annual report. The financial statements from which the financial information has been drawn are prepared in accordance with accounting principles generally accepted in the United States of America. Other information in this report is consistent with the financial statements.

In meeting its responsibility, management relies on the system on internal accounting control and related control systems. Elements of these systems include selection and training of qualified personnel, establishment and communication of accounting and administrative policies and procedures, appropriate segregation of responsibilities and programs of internal audit. These systems are designed to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets and that assets are safeguarded against unauthorized use or disposition. Such assurance cannot be absolute because of inherent limitations in any system of internal control. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefit derived and that the evaluation of such cost and benefit necessarily requires estimates and judgments.

KPMG LLP, independent auditors, audited NCF’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. These standards include a study and evaluation of internal control for the purpose of establishing a basis for reliance thereon relative to the determination of the scope of their audits.

The voting members of the Audit Committee of the Board of Directors consist solely of independent Directors. The Audit Committee meets periodically with management, NCF’s internal auditors and the independent auditors to discuss audit, financial reporting and related matters. KPMG LLP and the internal auditors have direct access to the Audit Committee.

WILLIAM R. REED, JR.	JOHN M. PRESLEY	RICHARD W. EDWARDS
President and Chief Executive Officer	Chief Financial Officer	Chief Accounting Officer

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

National Commerce Financial Corporation:

We have audited the accompanying consolidated balance sheets of National Commerce Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Commerce Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Standards No. 142, Goodwill and Other Intangibles Assets.

KPMG LLP

Memphis, Tennessee

January 23, 2004